                                                                       EXHIBIT 5




                               January 23, 1996



Energen Corporation
2101 Sixth Avenue North
Birmingham, Alabama  35203

Ladies and Gentlemen:

                 In our capacity as counsel for Energen Corporation, an Alabama corporation ("Energen"), we have examined the registration statement on Form S-3, in form as proposed to be filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 on January 24, 1996, relating to the offer to sell, and the proposed sale of 750,000 shares of common stock of Energen, par value of $.01 per share (the "Common Stock"), in connection with the Dividend Reinvestment and Direct Stock Purchase Plan of Energen (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

                 Upon the basis of the foregoing, we are of the opinion that:

                 (i) The shares of Common Stock referred to above have been duly and validly authorized and, to the extent issued pursuant to the Plan, will be duly and validly issued and will be fully paid and nonassessable shares of Common Stock of the Company; and

                 (ii) Under the laws of the State of Alabama, no personal liability attaches to the ownership of the shares of Common Stock of the Company by participants in the Plan.

                 We hereby consent to the filing of this opinion as an exhibit to the above-named referenced registration statement. In addition, we hereby consent to the use of our name in the Prospectus, which is a part of the above-referenced registration statement, under the heading, "LEGAL MATTERS."

                                        Yours very truly,


                                        Bradley, Arant, Rose & White